Exhibit 10.12

September 26, 2022

Lyn Baranowski

Dear Lyn:

I am very pleased to extend this offer of employment to you with Avalyn Pharma Inc. (the “Company”). We are excited to have you join our team and confident that you will make a significant contribution. The terms of our offer and the benefits currently provided by the Company in this Offer Letter Agreement are:

Job Title: Your job title will be Chief Executive Officer, which is an exempt position.

Reporting Relationship: The position will report to the Board of Directors of the Company (the “Board”).

Start Date: Your anticipated start date will be October 1, 2022 or on the date following any required notice period at your current employer. Notwithstanding anything to the contrary in this offer letter, if at any time prior to the Start Date, the Company terminates this offer letter, then subject to your executing without revoking the Release (as defined below) within sixty (60) days following written notification from the Company of the termination of this offer letter, you will be entitled to receive a lump sum payment of $143,000 (as applicable, the “Termination Fee”), payable no later than fifteen (15) days following the effectiveness of the Release.

Salary: You will be paid an annual salary of $430,000 payable semi-monthly. Your salary shall be reviewed annually for potential upward (but not downward) adjustment.

Work Location: You will initially work remotely from your current home office located in Cohasset, Massachusetts.

Benefits: During your employment, you will be eligible to participate in the standard benefit plans established by the Company for its employees from time to time. Subject to change, the Company currently provides major group medical, dental and vision care insurance. A full description of these benefits is available upon request.

Paid Time Off: In addition to the Company’s annual holiday schedule, you will be entitled to vacation which will accrue at 6.667 hours per pay period and is the equivalent of four (4) weeks on an annual basis. You will also be entitled to accrue paid sick leave per Company policy. Paid time off (vacation and sick leave) is subject to the Company’s paid time off policies, including a vacation accrual cap of one-and-one-half times (1.5x) your annual vacation time accrual rate. Paid time off is subject to change in accordance with changes in Company policy.

Annual Bonus: You will be eligible for an annual bonus, as determined by the Board in its reasonable discretion, based on the achievement of annual individual and Company performance goals, in an amount targeted at no less than 40% of your base salary. Except as otherwise provided in the Termination Benefits section below, you must be employed on the bonus payment date in order to be eligible to earn and receive the bonus payment. For calendar year 2022, you will be eligible for a pro rata bonus based on the number of full months during which you are employed during 2022.

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

Performance Bonus: In the event that the Company raises a private equity round of financing of at least $70M (a “Qualified Financing”) within seven (7) months of your Start Date, provided that you remain employed by the Company through the consummation of such Qualified Financing you shall receive a one-time cash bonus of $300,000, payable within 60 days of the consummation of such Qualified Financing.

Stock Options: Within 30 days of your hire date, you shall be granted the option to purchase an amount of shares of the Company’s Common Stock (the “Option”) under the Company’s 2022 Equity Incentive Plan (the “Plan”), representing 4.25% of the Company’s Fully-Diluted (as defined below) capitalization as of the date of such grant, at a price equal to the fair market value of the Company’s Common Stock as determined by the Board on the date of such grant. Twenty-five percent (25%) of the shares subject to the Option will vest upon your first anniversary of employment with the Company, and an additional 1/48th of the remaining unvested shares subject to the Option will vest each month thereafter, so long as you remain employed by the Company through each vesting date (except as otherwise provided in the Termination Benefits Section below). In addition, in the event of an Acquisition (as defined in the Plan), and if you are terminated by the Company without Cause or you resign for Good Reason within the Acquisition Protected Period (each as defined below), the Company or its successor agrees to accelerate the vesting as to one-hundred percent (100%) of all outstanding unvested shares subject to the Option (such acceleration, the “Double Trigger Vesting Acceleration”). Your Option shall also be subject to the additional protections set forth in the Termination Benefits Section below, subject to the terms of the Plan and your individual option agreement (which shall include the terms set forth in this Offer Letter Agreement).

As used herein “Fully-Diluted” means the sum of (a) the total number of shares of outstanding capital stock of the Company and outstanding options to purchase shares of the Company’s common stock and warrants and other convertible securities and instruments (assuming the conversion or exercise of any convertible or exercisable options, warrants, securities or other instruments then outstanding, whether or not currently convertible or exercisable) and (b) the number of shares that are reserved under the Plan or any compensatory stock plan adopted by the Company and that are not yet issued or subject to an outstanding equity award thereunder.

In addition to the foregoing provisions, within 30 days of the Company’s next Qualified Financing, provided you remain employed by the Company through such Qualified Financing,, the Board shall approve and you shall be granted an additional option (the “Anti-Dilution Option”) to purchase a number of shares of the Company’s Common Stock that, when aggregated with the Option, equals 4.25% of the Company’s then Fully-Diluted Capital Stock as of immediately following the close of such Qualified Financing. The Anti-Dilution Option will provide for the Double Trigger Vesting Acceleration only if it has been granted prior to the consummation of an Acquisition. The exercise price per share of the Anti-Dilution Option will be determined by the Board when the Anti-Dilution Option is granted. The other terms and conditions applicable to the Anti-Dilution Option will be the same as described above for the Option, including vesting from the start of your employment, the Double Trigger Vesting Acceleration and/or extended exercise periods incident to an Acquisition or certain other events or terminations.

Termination Benefits:

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

a.
In the event that your employment is terminated by the Company without Cause or you terminate your employment following the occurrence of Good Reason, at any time outside of the Acquisition Protected Period, subject to your compliance with Section (c) hereof, you will be entitled to receive the following (“Separation Benefits”):
i.
The Company agrees to pay you as severance a lump sum payment in the gross amount equivalent to (x) twelve (12) months of your base salary in effect as of the date of your Separation (as defined below) plus (y) your target bonus, as defined in the “Annual Bonus” Paragraph above, for the year in which the Separation occurs, less all applicable withholdings (the “Severance”). Subject to the foregoing, the Severance will be paid within ten (10) days following the date the Release becomes effective, provided however, that if the period between your Separation and the Release Deadline (as defined below) spans two (2) calendar years, the Severance will not be paid until the later calendar year (subject to the Release becoming effective);
ii.
Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay its applicable portion of the insurance premiums to continue your and your eligible dependents’ existing health benefits, at the same level of coverage as in effect immediately prior to the Separation, through the date that is the earlier of (a) twelve (12) months following your Separation, (b) the date that you secure alternate employment that offers comparable health coverage benefits, or (c) the date you cease to be eligible for COBRA coverage for any reason, including plan termination (the

“COBRA Benefit”); and

iii.
the post-termination exercise period for you to exercise any then vested shares subject to the Option, Anti-Dilution Option and any other outstanding option that has been granted shall be extended to the two-year anniversary of the Separation date, subject to the expiration date of the applicable option and the terms of the Plan (the “Post-Term Exercise Extension”). You acknowledge that exercise of an incentive stock option more than three (3) months after employment ceases will cause the option to be reclassified as a non-qualified stock option under applicable tax laws and, in that case, you and not the Company shall be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the option.
b.
In the event that, within the “Acquisition Protected Period” the Company or its successor terminates your employment other than for Cause or you resign from the Company for Good Reason, subject to your compliance with Section (c) hereof, you will be entitled to receive the following (“CIC Benefits”):
i.
the COBRA Benefit (multiplied by 1.5), the Severance and Post-Termination Exercise Extension as provided for in Sections (a)(i), (ii), and (iii) above; and
ii.
the Company agrees to accelerate the vesting as to one hundred percent (100%) of all outstanding unvested shares subject to the Option, the Anti-Dilution Option (to the extent that the Anti-Dilution Option has been granted prior to the Acquisition), and any other outstanding option that has been granted to you (the “CIC Accelerated Equity”) such that the CIC Accelerated Equity will vest and become fully exercisable as of your Separation.

Your entitlement to the Separation Benefits and the CIC Benefits is subject to your compliance with Section (c) below.

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

c.
You will not be eligible for Separation Benefits or CIC Benefits under Sections (a) or (b) unless you have executed a general release of all claims that you may have against the Company (or its successor) or entities or persons affiliated with the Company (or its successor), in the form attached hereto as Exhibit “A” (the “Release”). You must execute and return the Release on or before the date specified by the Company (or its successor) in the prescribed form (the “Release Deadline”). The

Release Deadline will in no event be the date that is later than fifty-two (52) days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits under Section (a) or (b) (i.e., the Separation Benefits or the CIC Benefits).

d.
Definitions.
i.
“Acquisition Protected Period” means the period beginning on the date that is three (3) months prior to, and ending twelve (12) months following, the consummation of an Acquisition.
ii.
“Cause” means (A) your unauthorized use or disclosure of the Company’s confidential information or trade secrets which use or disclosure causes material harm to the Company, (B) your material breach of the Invention Assignment and Non-Competition Agreement (as defined below) any other written agreement between you and the Company, or willful violation of Company’s written policies or rules, provided the Company shall give you written notice of the alleged failure and thirty days to cure, if cure is possible, (C) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (D) your willful misconduct including fraud, embezzlement, or material dishonesty, during the course of your duties, or (E) your willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employee, if the Company has requested your cooperation; provided that no act or omission by you shall be considered “willful”, unless done or failed to be done without your good faith belief that such act or omission was in the best interests of the Company.
iii.
“Good Reason” means without your written consent, the occurrence of any of the following: (A) a material diminution in your authorities, title, reporting relationships, duties or responsibilities, provided that a mere change of title alone solely in connection with an Acquisition shall not constitute such a material diminution; (B) a material breach by the Company of this Offer Letter Agreement or any other written agreement between you and the Company; or (C) the requirement that you change your principal office from a telecommute position to a facility that increases your one-way commute by more than twenty-five (25) miles from your telecommute location in Massachusetts; or (D) the Company’s failure to require any successor in interest, including to substantially all of its assets, to assume the material obligations of this Offer Letter Agreement. In order for a resignation of employment to be for “Good Reason,” (Y) you must have provided the Company with written notice of the event that you believe may constitute “Good Reason” within sixty (60) days following the occurrence of the event, and the Company must have failed to cure the condition(s) that you allege constitute(s) “Good Reason” within thirty (30) days after receipt of your written notice (“Cure Period”), and (Z) you must deliver a written resignation and in fact terminate your employment with the Company within thirty (30) days following the expiration of the Cure Period.

iv.
“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code and the regulations thereunder.

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

Travel and Business Expenses: Normal and reasonable expenses will be reimbursed in accordance with Company policy. Without limiting the foregoing, the Company shall also reimburse you for reasonable attorney’s fees incurred incident to the review, revision and negotiation of this Offer Letter Agreement and any related agreements up to a maximum reimbursement of $10,000.

Invention Assignment and Non-Competition Agreement: As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. As such, you will need to sign the Company’s Employee Invention Assignment, Confidentiality and Non-Competition Agreement (the “Invention Assignment and Non-Competition Agreement”), which includes a post-employment non-competition covenant, as a condition of your employment. In the event that the Company terminates your employment for Cause, the Company will pay you garden leave equal to fifty percent (50%) of your highest annualized base salary within the previous two years preceding your termination of employment for the duration of the Non-Compete Period (as defined in the Invention Assignment and Non-Competition Agreement). In the event that you resign for Good Reason, the Company will provide you with the Separation Benefits described above, which will serve as the mutually-agreed upon consideration supporting the non-competition covenant. In the event that the Company terminates your employment without Cause, the non-competition covenant in the Invention Assignment and Non-Competition Agreement will not apply to you; however, as a condition of your receipt of the Separation Benefits, you will be required to sign a non-competition covenant or agreement included in or attached to the Release. If, for any reason, any term of this section is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.

Obligations: We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan and the Company’s Invention Assignment and Non-Competition Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. The Company acknowledges that you have provided to the Company a copy of your Employment Agreement, dated October 26, 2018 between you and your current employer (i.e., Altavant Sciences, Inc.). During the term of your employment with the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. While employed by the Company, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

At-Will Employment: Employment with the Company is for no specific period of time. Should you decide to accept our offer you will be an at-will employee of the Company and, as such, the employment relationship can be terminated at any time, with or without cause and with or without notice, for any reason or for no reason, by either party, subject to the terms of this Offer Letter Agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time (subject to the terms of this Offer Letter Agreement) the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you) or a member of the Board.

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

Tax Matters: All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

No Mitigation/Offset: You shall not be required to mitigate the amount of any payment provided for under the Termination Benefits provisions of this Offer Letter Agreement, by seeking other employment or otherwise, and the amount of any such payment shall not be reduced as a result of your other employment.

Indemnification. You shall be entitled to indemnification and/or defense protections and rights on terms as favorable as those provided by the Company to its officers and/or directors, whether through the Company’s organizing documents, liability insurance policies, policies, or agreements.

Eligibility for Employment: As part of the employer regulations adopted in the Immigration Reform and Control Act of 1986, you will need to provide documentation demonstrating you have authorization to work in the United States and confirming your identity. Such documentation applies to U.S. and non-U.S. citizens alike and must be provided to us within three (3) business days of starting your new position.

Governing Law: This offer letter will be governed in accordance with the laws of the State of Massachusetts , without regard to conflicts of laws principles thereof.

Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Offer Letter Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A of the Code and the regulations thereunder (“Section 409A”), and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment will not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from your Separation or (ii) the date of your death following such Separation; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date as a result of the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Offer Letter is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that such payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Offer Letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Offer Letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent any nonqualified deferred compensation subject to Section 409A payable to you hereunder could be paid in one or more taxable years depending upon you completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

Arbitration and Class Action Waiver: You and the Company agree to submit to mandatory binding arbitration, governed by the Federal Arbitration Act (“FAA”), any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right to pursue claims in court: (a) on a representative action under applicable law, (b) your right under the FAA to elect to pursue claims in court for sexual harassment and/or sexual assault, on an individual, class action, or collective action basis, or (c) your right to pursue claims in court for any alleged discrimination or sexual harassment arising under the New York State Human Rights Law, the New York City Human Rights Law, or any other applicable federal, state or local anti-discrimination law.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims, except for the resolution of claims of discrimination. The arbitration shall be conducted in Boston, Massachusetts through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration agreement. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. Provided that the parties shall bear their own legal fees in any arbitration.

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration and Class Action Waiver provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.

You acknowledge that this offer letter, once accepted, along with the Invention Assignment and Non-Competition Agreement, the Plan, your individual notice of stock option grant, stock option agreement, and stock option exercise agreement evidencing the Option and the Anti-Dilution Option (if applicable) represents the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

If you decide to accept our offer, and we hope you will, please sign below and return this agreement to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

This offer is in effect until the end of business on September 27, 2022.

Signatures:

Avalyn Pharma Inc.
By:	/s/ Niall O’Donnell
Niall O’Donnell, Ph.D. Chairman of the Board

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Lyn Baranowski		9/27/2022
Lyn Baranowski	Date

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

December 14, 2023

Lyn Baranowski

Re: Amended Employment Terms

Dear Lyn:

Reference is made to your Offer Letter, dated September 26, 2022, between you and Avalyn Pharma Inc. (the "Company" and, such Offer Letter, the "Offer Letter"). This letter evidences our mutual agreement to amend the Offer Letter effective as of the date of your signature below to reflect the changes to your employment terms as set forth below:

The "Performance Bonus" section of the Offer Letter shall be amended and restated in its entirety to read as follows:

"In the event that the Company raises a private equity round of financing of at least $70M (a "Qualified Financing") within twelve (12) months of your Start Date, provided that you remain employed by the Company through the consummation of such Qualified Financing you shall receive a one-time cash bonus of $300,000, payable within 60 days of the consummation of such Qualified Financing."

The first sentence of section (c) of the "Termination Benefits"section of the Offer Letter shall be amended and restated in its entirety to read as follows:

"You will not be eligible for Separation Benefits or CIC Benefits under Sections (a) or (b) unless you have executed a general release of all claims that you may have against the Company (or its successor) or entities or persons affiliated with the Company (or its successor), in a form reasonably acceptable to the Company (the"Release")."

Section (A) of the definition of "Good Reason" shall be amended and restated in its entirety to read as follows:

"(A) a material diminution in your authorities, title, reporting relationships, duties or responsibilities, provided that, within the twelve (12) months following an Acquisition, a mere change of title alone solely in connection with an Acquisition shall not constitute such a material diminution;"

Except as specifically provided herein, the Offer Letter and your Employee Invention Assignment, Confidentiality and Non-Competition Agreement remain in full force and effect in accordance with their existing terms.

Please sign and date this letter to indicate your acceptance of these terms and return it to the Company as soon as possible.

[Signature Page Follows]

Sincerely,
AVALYN PHARMA INC.
/s/ Niall O'Donnell
Niall O'Donnell, Ph.D. Chairman of the Board
Understood and Accepted:
/s/ Lyn Baranowski	December 14, 2023
Lyn Baranowski	Date